Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan and Great Western Bancorp, Inc. 2014 Non-Employee Director Plan of our reports dated November 28, 2017, with respect to the consolidated financial statements of Great Western Bancorp Inc. and the effectiveness of internal control over financial reporting of Great Western Bancorp, Inc., included in its Annual Report on Form 10-K for the year ended September 30, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis MN
August 8, 2018